  SOUTH DAKOTA - Investors shall have either (i) current annual gross income of at least $60,000 and a net worth (excluding home, furnishings and automobiles) of at least $60,000, or (ii) a net worth (excluding home, furnishings and automobiles) of at least $225,000.

  TENNESSEE - Investors shall have either (i) current annual gross income of at least $60,000 and a net worth (excluding home, furnishings and automobiles) of at least $60,000, or (ii) a net worth (excluding home, furnishings and automobiles) of at least $225,000.

  TEXAS - Investments in additional Units pursuant to the Distribution Reinvestment Plan must be made through a Texas registered broker-dealer.

  WASHINGTON - Investors must satisfy the minimum purchase requirements whether or not they were also investors in Prior Wells Public Programs.

  WISCONSIN - A husband and wife may not jointly contribute funds from their separate IRAs in satisfaction of the minimum investment requirement.

  NET WORTH IN ALL CASES EXCLUDES HOME, FURNISHINGS AND AUTOMOBILES.

  By executing the Subscription Agreement and Subscription Agreement Signature Page (collectively, the "Subscription Agreement"), which is attached as Exhibit "C" to this Prospectus, an investor represents to the General Partners that he meets the foregoing applicable suitability standards for the state in which he resides. The General Partners will not accept subscriptions from any person or entity which does not represent that it meets such standards. The General Partners have the unconditional right to accept or reject any subscription in whole or in part.

  The General Partners and each person selling Units on behalf of the Partnership are required to (i) make reasonable efforts to assure that each person purchasing Units in the Partnership is suitable in light of such person's age, educational level, knowledge of investments, financial means and other pertinent factors and (ii) maintain records for at least six years of the information used to determine that an investment in Units is suitable and appropriate for each investor. The agreements with the selling broker-dealers require such broker-dealers to (i) make inquiries diligently as required by law of all prospective investors in order to ascertain whether a purchase of the Units is suitable for the investor, and (ii) transmit promptly to the Partnership all fully completed and duly executed Subscription Agreements.


                           DESCRIPTION OF THE UNITS

ELECTION OF CLASS A STATUS OR CLASS B STATUS

  Initial Election. Upon subscription for Units being offered hereby, investors must elect whether such Units will be initially treated as Class A Status Units or Class B Status Units. Regardless of which class status is selected for the Unit, each Unit shall have a purchase price of $10.00 per Unit, less any discounts which are specifically authorized by the "PLAN OF DISTRIBUTION" section of this Prospectus. Class A Status Units and Class B Status Units entitle the holders thereof to different rights and priorities as to cash distributions and liquidating distributions and as to the allocation of deductions for depreciation, amortization, cost recovery and Net Losses. In all other respects, the Units have the same rights and privileges. Each Unit, when issued, will be fully paid and nonassessable.

  Right to Change Election. Limited Partners' elections of Class A Status or Class B Status made in the initial Subscription Agreements shall be effective immediately upon acceptance. Thereafter, unless prohibited by

                                                            Exhibit 3 - Form 8-A
applicable state law or otherwise limited as set forth below, Limited Partners have the right to change their prior election to have some or all of their Units treated as Class A Status Units or Class B Status Units one time during each quarterly accounting period by mailing or delivering written notice to the Partnership (executed by the trustee or authorized agent in the case of Retirement Plans). Any such changed election shall be effective commencing as of the first day of the next succeeding quarterly accounting period following the receipt by the Partnership of written notice of such election. Any election to have Units treated as Class A Status Units or Class B Status Units shall be binding upon the Limited Partner's successors and assigns. In order to assist Limited Partners in determining whether to change their election of Class A Status or Class B Status, Limited Partners may obtain information as to the current levels of Class A Status Units and Class B Status Units outstanding at any time from the General Partners at the address or toll free telephone number set forth on the first page of this Prospectus. Units acquired and held by the General Partners or their Affiliates shall at all times be treated as Class A Status Units, and neither the General Partners nor their Affiliates shall have the right to make an election to have Units beneficially owned by them treated as Class B Status Units.

  Limitations Imposed in Connection with Deferred Commission Option.
Subscribers for Units may agree with their participating broker-dealers and the Dealer Manager to have sales commissions due with respect to the purchase of their Units paid over an eight year period pursuant to a deferred commission arrangement (the "Deferred Commission Option"). Any Limited Partner purchasing Units pursuant to the Deferred Commission Option must elect upon subscription to have a sufficient number of Units treated as Class A Status Units, in the discretion of the General Partners, to generate at least the amount of Net Cash From Operations distributable with respect to such Units needed to satisfy the deferred commission obligations each year with respect to the total number of Units purchased by such Limited Partner. In addition, Limited Partners purchasing Units pursuant to the Deferred Commission Option will have limited rights to elect to have their Class A Status Units treated as Class B Status Units for a period of seven years after the termination of the Offering since Limited Partners owning Units purchased pursuant to the Deferred Commission Option must at all times own a sufficient number of Class A Status Units, in the discretion of the General Partners, to generate enough Net Cash From Operations to allow the Partnership to satisfy the deferred commission obligations with respect to the total number of Units purchased pursuant to the Deferred Commission Option. (See "PLAN OF DISTRIBUTION.")

  General Characteristics of Class A Status Units. Holders of Class A Status Units will be entitled to receive annual distributions of Net Cash From Operations generated by the Partnership following the payment of certain fees and expenses to the General Partners and their Affiliates. Because deductions for depreciation, amortization, cost recovery and Net Losses will initially be allocated to holders of Class B Status Units, Class A Status Units will be generally more suitable for investors which are Retirement Plans, including IRAs, or are otherwise not income tax sensitive and which are primarily interested in current distributions of Net Cash From Operations and the potential appreciation in value of the Partnership's real estate investments.

  General Characteristics of Class B Status Units. Although holders of Class B Status Units will not be allocated any Net Cash From Operations, they will be allocated a disproportionately larger share of the Partnership's deductions for depreciation, amortization, cost recovery and Net Losses, and will be allocated a higher percentage return on the potential appreciation of the Partnership's real estate investments. Accordingly, Class B Status Units will be generally more suitable for investors who are not seeking current cash flow distributions but have a desire to participate to a greater extent in "passive" losses expected to be generated by the Partnership's operations or have a desire to participate to a greater extent in the potential appreciation of the Partnership's real estate investments. (See "FEDERAL INCOME TAX CONSEQUENCES-- Passive Loss Limitations.") Each prospective investor should carefully consider the following information in the context of his own particular financial situation in determining whether to elect Class A Status or Class B Status, or some combination of each.

                                                            Exhibit 3 - Form 8-A

SUMMARY OF DISTRIBUTIONS

  Following is a summary of the Partnership's allocation of current cash flow distributions and the net proceeds from the sale or exchange of Partnership
Properties:

  CASH DISTRIBUTIONS. Distributions of Net Cash From Operations (defined generally as the Partnership's cash flow from operations less any reserves and after payment of the 6% property management and leasing fees to Affiliates of the General Partners) will be distributed as follows:

  1. First, to Limited Partners holding Class A Status Units until they have received distributions in each year equal to 10% of their Net Capital Contributions (defined in the Partnership Agreement to mean generally Capital Contributions less prior distributions of Sale Proceeds);

  2. Next, to the extent any Net Cash From Operations remains available for distribution, to the General Partners until they receive an amount equal to one-tenth of the total amount of Net Cash From Operations distributed in such year; and

  3. Although there can be no assurance that Net Cash From Operations will be sufficient to make additional distributions, any remaining Net Cash From Operations will be distributed 90% to Limited Partners holding Class A Status Units and 10% to the General Partners.

  Notwithstanding the foregoing, Limited Partners holding Class A Status Units who have purchased Units pursuant to the Deferred Commission Option shall for a period of seven years after termination of the Offering have deducted and withheld from distributions of Net Cash From Operations otherwise payable to such Limited Partners an annual amount equal to $0.10 per Unit purchased pursuant to the Deferred Commission Option, which amounts shall instead be used by the Partnership to pay deferred commissions due with respect to such Units. (See "PLAN OF DISTRIBUTION.")

  No Net Cash From Operations will be distributed with respect to Class B Status Units. (See "SUMMARY OF PARTNERSHIP AGREEMENT," "DISTRIBUTIONS AND ALLOCATIONS" and "RISK FACTORS.")

  SALE PROCEEDS. Sale Proceeds (generally the net proceeds from any sale or exchange of Partnership Properties) will be distributed as follows:

  1. First, to Limited Partners holding Units which at any time have been treated as Class B Status Units on a per Unit basis until each such Limited Partner has received an amount which, when added to any Net Cash From Operations previously distributed to such Limited Partner, will equal the amount of Net Cash From Operations previously paid to Limited Partners holding Units which at all times have been treated as Class A Status Units;

  2. Then, to the Limited Partners on a per Unit basis until each Limited Partner has received an amount equal to his Net Capital Contribution (defined in the Partnership Agreement to mean generally Capital Contributions less prior distributions of Sale Proceeds);

  3. Then, to the Limited Partners on a per Unit basis until each Limited Partner has received aggregate distributions equal to a cumulative (noncompounded) 10% per annum return on his Net Capital Contribution;

  4. Then, to the Limited Partners on a per Unit basis until each Limited Partner has received aggregate distributions equal to his Preferential Limited Partner Return (defined as the sum of (a) a 10% per annum cumulative (noncompounded) return on his Net Capital Contribution for all periods during which such Unit was

                                                            Exhibit 3 - Form 8-A
treated as a Class A Status Unit and (b) a 15% per annum cumulative (noncompounded) return on his Net Capital Contribution for all periods during which such Unit was treated as a Class B Status Unit);

  5. Then, to the General Partners until they have received an amount equal to their Capital Contributions;

  6. Then, if and only in the event that Limited Partners have received any Excess Limited Partner Distributions (defined as distributions to Limited Partners over the life of their investment in excess of their Net Capital Contribution plus their Preferential Limited Partner Return), to the General Partners until they have received an amount equal to 20% of the sum of any such Excess Limited Partner Distributions plus the amount distributed to the General Partners pursuant to this provision; and

  7. Then, to the extent any Sale Proceeds remain, 80% to the Limited Partners on a per Unit basis and 20% to the General Partners. However, in no event shall the General Partners receive in the aggregate in excess of the NASAA Guidelines Resale Proceeds Maximum Amount (defined as an amount equal to 15% of Sale Proceeds remaining after payments to Limited Partners from such proceeds of amounts equal to the sum of their Net Capital Contributions plus a 6% per annum return on their Net Capital Contributions calculated on a cumulative, noncompounded basis). It is the intent of the foregoing limitation that the General Partners receive no more of the net proceeds from the sale or financing of Partnership Properties than is allowed pursuant to applicable provisions of the NASAA Guidelines. Any such excess amounts otherwise distributable to the General Partners would instead be reallocated and distributed to the Limited Partners on a per Unit basis.

  Notwithstanding the foregoing, the amount of Sale Proceeds distributable to the Limited Partners holding Class B Status Units may be adjusted in favor of Limited Partners holding Class A Status Units in the event that the Partnership sells any Partnership Property at a sale price which is less than the purchase price originally paid for such property. (See "SUMMARY OF PARTNERSHIP AGREEMENT," "DISTRIBUTIONS AND ALLOCATIONS," "RISK FACTORS" and "FEDERAL INCOME TAX CONSEQUENCES--Allocations of Profit and Loss.")

  NO ASSURANCE CAN BE GIVEN AS TO THE TIMING OR AMOUNT OF ANY CASH DISTRIBUTIONS TO THE LIMITED PARTNERS. (SEE "RISK FACTORS" and "DISTRIBUTIONS AND ALLOCATIONS.")

SUMMARY OF ALLOCATIONS

  Following is a summary of the allocation of the Partnership's taxable income, loss and gain on sale of Partnership Properties:

  NET INCOME. The Partnership's Net Income (defined generally as the net income of the Partnership for federal income tax purposes, including any income exempt from tax, but excluding all deductions for depreciation, amortization and cost recovery and any net gain on the sale of assets) will be allocated each year in the same proportions that Net Cash From Operations is distributed or deemed distributed to the Partners. To the extent the Partnership's Net Income in any year exceeds Net Cash From Operations, such excess Net Income will be allocated 99% to Limited Partners holding Class A Status Units during such year and 1% to the General Partners. (See "DISTRIBUTIONS AND ALLOCATIONS" and "FEDERAL INCOME TAX CONSEQUENCES--Allocations of Profit and Loss.")

  NET LOSS, DEPRECIATION, AMORTIZATION AND COST RECOVERY DEDUCTIONS. Deductions for depreciation, amortization and cost recovery and the Partnership's Net Loss (defined generally as the net loss of the Partnership

                                                            Exhibit 3 - Form 8-A
for federal income tax purposes, but excluding all deductions for depreciation, amortization and cost recovery) for each fiscal year will be allocated as follows:

  1. 99% to Limited Partners holding Class B Status Units during such year and 1% to the General Partners until their Capital Accounts (defined generally as the sum of Capital Contributions and income allocated to a Partner less the sum of distributions paid and losses allocated to a Partner) are reduced to zero;

  2. Then, to any Partner having a positive balance in his Capital Account in an amount not to exceed such positive balance; and

  3. Thereafter, all such deductions will be allocated to the General Partners, who, at that time, would be the only Partners having any economic risk of loss. (See "DISTRIBUTIONS AND ALLOCATIONS" and "FEDERAL INCOME TAX CONSEQUENCES-- Allocations of Profit and Loss.")

  GAIN ON SALE. Gain on Sale (defined generally as the taxable income or gain from a sale or exchange of Partnership Properties) will be allocated, first, pursuant to the qualified income offset provision contained in the Partnership Agreement, if applicable, then, to Partners having negative capital accounts, if any, until negative capital accounts have been restored to zero, and, thereafter, generally in accordance with the priorities for the distribution of Sale Proceeds, as described above. (See "DISTRIBUTIONS AND ALLOCATIONS.")

CLASS A STATUS UNITS

  As set forth above, Class A Status Limited Partners are entitled to an annual 10% noncumulative distribution preference as to distributions of Net Cash From Operations. However, holders of Class A Status Units will, except in limited circumstances, be allocated none of the Partnership's Net Loss, depreciation, amortization and cost recovery deductions for tax purposes. Thus, tax benefits resulting from deductions for Net Loss, depreciation, amortization and cost recovery will not be available to holders of Class A Status Units during the initial period of Partnership operations.

  Upon a distribution of Sale Proceeds, each Class B Status Limited Partner is first entitled to a distribution of an amount which, when added to any Net Cash From Operations previously distributed to such Limited Partner, will equal the amount of Net Cash From Operations previously paid to the holders of Class A Status Units. Thereafter, both Class A Status Limited Partners and Class B Status Limited Partners are entitled to an amount equal to their Net Capital Contributions. Thereafter, Class A Status Limited Partners are entitled to a 10% cumulative (noncompounded) return on their Net Capital Contributions (as opposed to the 15% cumulative return on Net Capital Contributions payable to Class B Status Limited Partners). (See "DISTRIBUTIONS AND ALLOCATIONS.")

CLASS B STATUS UNITS

  Class B Status Limited Partners will receive a disproportionately larger share of Partnership income tax deductions because all of the Limited Partners' share of Partnership Net Loss, depreciation, amortization and cost recovery deductions will be allocated to holders of Class B Status Units until their Capital Account balances have been reduced to zero. Since the allocations of Net Loss, depreciation, amortization and cost recovery deductions to holders of Class B Status Units will reduce their Capital Account balances, and since liquidation proceeds of the Partnership will be distributed among the Partners in accordance with their Capital Account balances, holders of Class B Status Units bear substantially greater risk of loss of their Capital Contributions than do holders of Class A Status Units.

  Class B Status Limited Partners will not receive any Net Cash From Operations. On distributions of Sale Proceeds, since the preferential allocation of Net Cash From Operations to holders of Class A Status Units is

                                                            Exhibit 3 - Form 8-A
intended to be a timing preference only, each holder of Class B Status Units is entitled to a distribution of Sale Proceeds in an amount which, when added to any Net Cash From Operations previously distributed to such Limited Partner, will equal the amount of Net Cash From Operations previously paid to the holders of Class A Status Units. Following such distributions to holders of Class B Status Units, both Class A Status Limited Partners and Class B Status Limited Partners are entitled to a return of their Net Capital Contributions. Then, Class B Status Limited Partners are entitled to a 15% cumulative (noncompounded) return on their Net Capital Contributions (as opposed to the 10% cumulative return on Net Capital Contributions payable to Class A Status Limited Partners). (See "DISTRIBUTIONS AND ALLOCATIONS.")

EFFECT OF CHANGE OF STATUS OF UNITS

  As described above, Limited Partners shall have the right to change their prior election to have some or all of their Units treated as Class A Status Units or Class B Status Units one time during each accounting period, unless prohibited by applicable state law or limited, as set forth above, by election of the Deferred Commission Option. Any such changed election shall be effective commencing as of the first day of the next succeeding accounting period following receipt by the Partnership of written notice of such election. A Limited Partner who changes his Units from Class A Status to Class B Status will, upon the effective date of such change and until the Limited Partner changes back to Class A Status, be entitled to a disproportionately larger share of the Partnership's deductions for depreciation, amortization, cost recovery and Net Losses, and no longer be entitled to receive annual distributions of Net Cash From Operations during such period. A Limited Partner who changes his Units from Class B Status to Class A Status will, from the effective date of such change until the Limited Partner changes back to Class B Status, be entitled to receive annual distributions of Net Cash From Operations and no longer be allocated deductions for depreciation, amortization and cost recovery and Net Loss. Distributions of Sale Proceeds will be prorated to each Limited Partner based on the number of days during which his Units were treated as Class A Status Units (and entitled to a return of 10% per annum on his Net Capital Contribution) and the number days during which such Units were treated as Class B Status Units (and entitled to a return of 15% per annum on his Net Capital Contribution).

                           ESTIMATED USE OF PROCEEDS

  The following table sets forth information concerning the estimated use of the gross proceeds of the Offering of Units made hereby. Many of the figures set forth below represent the best estimate of the General Partners since they cannot be precisely calculated at this time. The percentage of the gross proceeds of the Offering of Units to be invested in Partnership Properties is estimated to be approximately 81%.

                        WELLS REAL ESTATE FUND X, L.P.

                                                      MINIMUM OFFERING         MAXIMUM OFFERING
                                                    --------------------     ---------------------
                                                      Amount     Percent        Amount     Percent
                                                    ----------   -------     -----------   -------
Gross Offering Proceeds (1)                         $1,250,000    100  %     $35,000,000     100  %
Less Public Offering Expenses:
  Selling Commissions and Dealer Manager Fee (2)       125,000     10  %       3,500,000      10  %
  Organization and Offering Expenses (3)                62,500      5  %       1,225,000       3.5%
                                                    ----------    ---        -----------     -----
Amount Available for Investment (4)                 $1,062,500     85  %     $30,275,000      86.5%
                                                    ==========    ===        ===========     =====
Acquisition and Development:
  Acquisition and Advisory Fees (5)                 $   43,750      3.5%     $ 1,750,000       5  %
  Acquisition Expenses (6)                               6,250       .5%         175,000        .5%
  Initial Working Capital Reserve (7)                       (7)       -               (7)        -
Amount Invested in Properties (4)(8)                $1,012,500     81  %     $28,350,000      81  %
                                                    ==========    =====      ===========     =====

                                                            Exhibit 3 - Form 8-A
to summarize the state and local tax consequences to an investor in those states in which the Partnership may own properties or carry on activities, and each investor is urged to consult his own tax advisor on all matters relating to state and local taxation, including the following: (i) whether the state in which he resides will impose a tax upon his share of the taxable income of the Partnership, (ii) whether an income tax or other return must also be filed in those states where the Partnership will own properties, and (iii) whether he will be subject to state income tax withholding in states where the Partnership will own properties.

  Because the Partnership will conduct its activities and own properties in different taxing jurisdictions, an investment in the Partnership may impose upon a Limited Partner the obligation to file annual tax returns in a number of different states or localities, as well as the obligation to pay taxes to a number of different states or localities. Additional costs incurred in having to prepare various state and local tax returns, as well as the additional state and local tax which may be payable, should be considered by prospective investors in deciding whether to make an investment in the Partnership.

  It should be noted that many states have implemented or are in the process of implementing programs to require partnerships to withhold and pay state income taxes owed by non-resident partners relating to income-producing properties located in their states. Effective January 1, 1994, all partnerships which own property or do business within the State of Georgia are subject to a withholding tax in the amount of 4% of distributions paid to non-resident partners receiving annual distributions of $1,000 or more. The new Georgia withholding requirements apply to all cash distributions except distributions constituting a return of capital and may have the effect of reducing the amount of cash which the Partnership would otherwise be able to distribute to non-resident Limited Partners receiving distributions from the Partnership. In addition, the State of North Carolina has required certain of the Prior Wells Public Programs to withhold and pay state taxes relating to income-producing properties located in North Carolina. In the event that the Partnership is required to withhold state taxes from cash distributions otherwise payable to Limited Partners, the amount of the Net Cash From Operations otherwise payable to such Limited Partners would likely be reduced. In addition, such collection and filing requirements at the state level may result in increases in the Partnership's administrative expenses which would likely have the effect of reducing returns to the Limited Partners. (See "RISK FACTORS.")

  EACH PROSPECTIVE PURCHASER OF UNITS IS URGED TO CONSULT WITH HIS OWN TAX ADVISOR WITH RESPECT TO THE IMPACT OF APPLICABLE STATE AND LOCAL TAXES ON HIS PROPOSED INVESTMENT IN THE PARTNERSHIP.


                       SUMMARY OF PARTNERSHIP AGREEMENT

  The Partnership is a Georgia limited partnership whose General Partners are Leo F. Wells, III and Wells Partners, L.P., a Georgia limited partnership having Wells Capital, Inc., a Georgia corporation, as its sole General Partner. (See "MANAGEMENT.")

  The rights and obligations of the Partners in the Partnership will be governed by the Partnership Agreement, the form of which is set out in its entirety as Exhibit "B" to this Prospectus. The Amended and Restated Agreement of Limited Partnership of Wells Real Estate Fund X, L.P. will be executed and become effective as of the effective date of this Prospectus, and the Amended and Restated Agreement of Limited Partnership of Wells Real Estate Fund XI, L.P. will be executed and become effective immediately upon the effective date of the commencement of the offering of Units of Wells Real Estate Fund XI, L.P.. Prospective investors should study carefully the Partnership Agreement before making any investment decision with regard to the Units. The following statements are intended to supplement other statements in this Prospectus concerning the Partnership Agreement and related matters, are intended to be a summary only and, since they do not purport to be complete, are qualified in their entirety by reference to the Partnership Agreement.

                                                            Exhibit 3 - Form 8-A

POWERS OF THE GENERAL PARTNERS

  The General Partners have full, exclusive and complete authority and discretion in the management and control of the business of the Partnership. Limited Partners have no right or power to take part in the management of, or to bind, the Partnership. (Articles XI and XVI.)

LIABILITIES OF THE LIMITED PARTNERS

  The Partnership was organized as a limited partnership under the Georgia Revised Uniform Limited Partnership Act ("GRULPA"). Investors whose subscriptions are accepted by the General Partners will be admitted as Limited Partners. Under GRULPA, Limited Partners have no personal liability for Partnership debts or obligations in excess of their Capital Contributions.

OTHER ACTIVITIES OF THE GENERAL PARTNERS

  The General Partners may engage in or possess interests in other business ventures of every kind and description for their own account, including, without limitation, the syndication, ownership or management of other real estate. They shall incur no liability to the Partnership, or to the Limited Partners, as a result of engaging in any other business or venture.

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS;
NONASSESSABILITY OF UNITS

  Limited Partners are not permitted to participate in the management and control of the business of the Partnership and may not transact any business in the name of the Partnership. Pursuant to the Partnership Agreement, each Limited Partner appoints the General Partners, with full power and substitution, as his lawful attorneys-in-fact to act in his name, place and stead: (i) to amend the Certificate of Limited Partnership and the Partnership Agreement, including amendments necessary to properly reflect allocations of profits and losses as may be required for tax purposes; and (ii) to take any further action which the General Partners deem necessary or advisable in connection with the foregoing.

  Units acquired by Limited Partners pursuant to the Partnership Agreement will be fully paid and nonassessable. (Section 8.5(d).) No Limited Partner has the right to withdraw all or any portion of his Capital Contribution until the full and complete winding up and liquidation of the business of the Partnership, except as otherwise provided by law. (Section 8.10(b).) No Limited Partner will be liable for any debts or obligations of the Partnership in excess of his Capital Contribution. (Section 16.3.)

VOTING RIGHTS OF THE LIMITED PARTNERS

  Limited Partners may, with the affirmative vote of those holding more than
50% of the Units in the   aggregate, take action on the following matters: (i)
the approval or disapproval of any sale, exchange or pledge of all or substantially all of the Partnership's real properties; (ii) dissolution of the Partnership; (iii) removal of a General Partner or any successor general partner; (iv) election of a new General Partner upon the retirement, withdrawal or removal of a General Partner or upon the death or the occurrence of another Event of Withdrawal of a General Partner; (v) change in the business purpose or investment objectives of the Partnership; and (vi) amendment to the Partnership Agreement, except as to certain matters specified in Section 11.2(b) which the General Partners alone may amend without a vote of the Limited Partners. (Section 16.1.) In addition, Limited Partners holding a majority of the Units have the right to authorize a proposed merger or consolidation of the Partnership under certain circumstances. (Section 11.3(u).) Accordingly, Limited Partners holding a majority of the Units may amend the Partnership Agreement, change the business purpose or investment objectives of the Partnership, remove a General Partner and authorize a merger or consolidation of the Partnership. Except as otherwise provided in the Partnership Agreement in connection with a "partnership roll-up" transaction as described

                                                            Exhibit 3 - Form 8-A
below, Limited Partners not voting with the majority on such transactions will nonetheless be bound by the majority vote and will have no right to dissent from the majority vote and obtain fair value for their Units. (See "RISK FACTORS.")

  Notwithstanding the foregoing, the Partnership Agreement may not be amended to change the limited liability of the Limited Partners without the vote or consent of all Limited Partners or to diminish the rights or benefits to which the General Partners or Limited Partners are entitled without the consent of the Limited Partners holding a majority of the Units who would be adversely effected, in the case of diminishing the rights or benefits of the Limited Partners, or the majority vote of the General Partners, in the case of diminishing the rights or benefits of the General Partners. (Section 16.2.)

  Amendments to the Partnership Agreement receiving the requisite vote will be executed by a General Partner on behalf of all Limited Partners acting pursuant to the power of attorney contained in the Partnership Agreement. (Section 19.1.)

MERGERS AND CONSOLIDATIONS

  The Partnership Agreement prohibits the General Partners from initiating any transaction wherein the Partnership is merged or consolidated with any other partnership or corporation, which type of transaction is commonly referred to as a "partnership roll-up," and further provides that the General Partners shall not be authorized to merge or consolidate the Partnership with any other partnership or corporation or to convert the Partnership into a real estate investment trust, which is often referred to as an "REIT," unless Limited Partners owning more than 50% of the Units consent in writing to such transaction. (Section 11.3(u).)

  In addition, the Partnership Agreement contains a further provision prohibiting the General Partners from entering into any acquisition, merger, conversion or consolidation unless the Partnership obtains a current appraisal of the Partnership's assets by an independent appraiser and Limited Partners who vote against or dissent from the proposal have the choice of: (a) accepting the securities offered in the proposed roll-up; or (b) one of the following: (i) remaining as Limited Partners in the Partnership and preserving their interests in the Partnership on the same terms and conditions as existed previously, or
(ii) receiving cash in an amount equal to the Limited Partners' pro rata share of the appraised value of the net assets of the Partnership. (Section 11.3(u).)

SPECIAL PARTNERSHIP PROVISIONS

  Leo F. Wells, III, who owns 100% of the issued and outstanding common stock of Wells Capital, Inc. ("Wells Capital"), the sole general partner of Wells Partners, L.P., has agreed that he will not sell or otherwise voluntarily transfer or convey a majority or controlling interest in the outstanding common stock of Wells Capital to any non-affiliated person or entity unless Limited Partners owning more than 50% of the Units consent in writing to any such sale, transfer or conveyance. (Section 17.1(a).)

  The Partnership Agreement also prohibits the General Partners and their Affiliates from receiving any rebates or give-ups or participating in any reciprocal business arrangements which would circumvent the provisions of the Partnership Agreement. (Section 12.7(a).)

REMOVAL OF GENERAL PARTNERS

  The Partnership Agreement provides that a General Partner may be removed and a new General Partner elected upon the written consent or affirmative vote of Limited Partners owning more than 50% of the Units. (Section 17.1(d).) If a General Partner is removed, the fair market value of the interest of the removed General Partner in the Partnership will be determined by independent appraisers and will be paid to him or it as provided in Section 20.4 of the Partnership Agreement. Payment of this amount may be made by the delivery of a promissory note of the Partnership for such fair market value payable in equal consecutive annual installments over

                                                            Exhibit 3 - Form 8-A
a period of not less than five years commencing on the first anniversary of the date of such note. Such promissory note shall bear interest at the rate of 9% per annum. Within 120 days after the determination of the fair market value of the former General Partner's interest, the Partnership may, with the consent of a majority in interest of the Limited Partners, sell such interest to one or more persons who may be Affiliates of the remaining General Partner or General Partners, and admit such person or persons to the Partnership as substitute General Partners; provided, however, that the purchase price to be paid to the Partnership for the Partnership interest of the former General Partner shall not be less than its fair market value as determined by the appraisal described above. Such substitute General Partner or Partners may pay said purchase price in installments in the manner set forth above.

ASSIGNABILITY OF GENERAL PARTNERS' INTERESTS

  With the consent of all other General Partners and Limited Partners holding more than 50% of the Units, after providing 90 days written notice to the other General Partners and Limited Partners, a General Partner may designate a successor or additional general partner, in each case with such participation in such General Partner's interest as such General Partner and such successor or additional General Partner may agree upon, provided that the interests of the Limited Partners are not adversely affected thereby. Generally, except in connection with such a designation, no General Partner shall have the right to retire or withdraw voluntarily from the Partnership or to sell, transfer or assign his or its interest without the consent of the Limited Partners holding more than 50% of the Units. (Section 17.1.)

BOOKS AND RECORDS; RIGHTS TO INFORMATION; ANNUAL AUDITS

  The General Partners are required to maintain at the Partnership's principal office full and accurate books and records for the Partnership. All Limited Partners have the right to inspect, examine and obtain copies at their reasonable cost of such books and records at all reasonable times. In addition, an alphabetical list of the names, addresses and business telephone numbers of all Limited Partners, along with the number of Units owned by each of them, shall be available for inspection and copying by the Limited Partners or their designated representatives. (Section 15.1.) Annual audits of the Partnership's affairs will be conducted by such firm of independent certified public accountants as may from time to time be engaged by the Partnership. (Section 15.2(b).)

MEETINGS OF LIMITED PARTNERS

  There will generally be no annual or periodic meetings of Limited Partners. However, the General Partners shall be required to call a meeting of the Limited Partners upon the written request of Limited Partners holding 10% or more of the outstanding Units. In such event, a detailed statement of the action proposed, including a verbatim statement of the wording of any resolution proposed for adoption by the Limited Partners and any proposed amendment to the Partnership Agreement, shall be included with the notice of the meeting. (Section 16.4.)

TRANSFERABILITY OF UNITS

  There are a number of restrictions on the transferability of Units. Except for intra-family transfers and transfers by gift, inheritance or family dissolution, no Units may be transferred unless the proposed transferee meets the minimum suitability standards set forth in this Prospectus. Investors transferring less than all of their Units must transfer a number of Units such that, after the transfer, both the transferor and transferee shall own no less than the minimum number of Units required to be purchased by an investor, unless such transfer is made on behalf of a Retirement Plan, or by gift, inheritance, intra-family transfer, family dissolution or to an affiliate. Payment of a transfer fee in an amount sufficient to cover transfer costs, as established by the General Partners, is a condition to effectiveness of a transfer. All transfers of Units must be pursuant to documentation satisfactory in form and substance to the General Partners, including, without limitation, confirmation by the transferee that the transferee has been informed of all pertinent facts relating to the liquidity and marketability of the Units. Additional restrictions on transfers of Units are imposed under the securities laws of various states upon the residents of such states. Further, no Unit may be sold, assigned or exchanged if the sale of such Unit, when added to the total of

                                                            Exhibit 3 - Form 8-A
all other sales or exchanges of Units within the period of 12 consecutive months prior to the proposed date of sale or exchange, would, in the opinion of counsel for the Partnership, result in the termination of the Partnership under Section 708 of the Code (dealing with transfers of 50% or more of the outstanding interests of a partnership) unless the Partnership and the transferring holder shall have received a ruling from the IRS that the proposed sale or exchange will not cause such a termination. (Section 17.3(a).)

  In addition to the foregoing restrictions, the Partnership Agreement contains substantial restrictions on the transfer or assignment of Units in order to prevent the Partnership from being deemed a "publicly traded partnership." These restrictions are those described in the Section 7704 Regulations, the most significant of which prohibits the transfer during any taxable year of more than 2% of the total interest in the Partnership's capital or profits excluding transfers by gift, transfers at death, transfers between family members, distributions from a qualified retirement plan and block transfers, which are defined as transfers by a partner during any 30 calendar day period of partnership interests representing more than 2% of the total interest in a partnership's capital or profits. Further, the Partnership Agreement provides that any transfer or assignment of Units which the General Partners believe will cause the Partnership to be treated as a publicly traded partnership will be void ab initio and will not be recognized by the Partnership. (See "FEDERAL INCOME TAX CONSEQUENCES--Publicly Traded Partnerships" and Section 17.3(g) of the Partnership Agreement.)

  Transferees of Units are not eligible to participate in the Partnership's Distribution Reinvestment Plan with respect to investment of their distributions from the Partnership in additional Units of the same Partnership. However, such transferees are not disqualified from participation in the Distribution Reinvestment Plan with respect to investment of their distributions from the Partnership in Units issued by subsequent limited partnerships sponsored by the General Partners, if such Plan is established and the transferee meets the Plan's requirements for participation. (See "Distribution Reinvestment Plan.")

  An assignee of Units shall not become a substituted Limited Partner in place of his assignor unless the assignee shall have expressly agreed to become a party to the Partnership Agreement. (Section 17.4.) An assignee of Units who does not become a substituted Limited Partner shall be entitled to receive distributions attributable to the Units properly transferred to him (Section 17.5), but shall not have any of the other rights of a Limited Partner, including the right to vote as a Limited Partner and the right to inspect and copy the Partnership's books. Assignments of Units are restricted similarly to transfers of Units.

PARTNERSHIP BORROWING

  The General Partners are prohibited from borrowing to finance the acquisition, construction or ownership of the Partnership's properties. However, the Partnership may incur debt for the following limited purposes: (a) in the event of unforseen circumstances in which the Partnership's working capital reserves and other cash resources available to the Partnership are insufficient for operating purposes; and (b) in order to finance property improvements, when the General Partners deem such improvements to be necessary or appropriate to protect the capital previously invested in the properties, to protect the value of the Partnership's investment in a particular property or to make a particular property more attractive for sale or lease. The aggregate amount of Partnership borrowings at any given time may not exceed 25% of the total purchase price of Partnership Properties. (See "INVESTMENT OBJECTIVES AND CRITERIA--Borrowing Policies" and Section 11.3(e) of the Partnership Agreement.)

REPURCHASE OF UNITS

  After a period of one year following the termination of the Offering of Units, the Partnership may establish a Repurchase Reserve of up to 5% of Cash Flow in any year, subject to the various restrictions and limitations set forth below. (Sections 8.11 and 11.3(h).) The establishment of the Repurchase Reserve is in the sole discretion of the General Partners, and if established, the Repurchase Reserve may be terminated at any time in the sole

                                                            Exhibit 3 - Form 8-A
discretion of the General Partners. The Partnership Agreement provides that under certain circumstances the Partnership may, in the sole discretion of the General Partners and upon the request of a Limited Partner, repurchase the Units held by such Limited Partner, provided that no such repurchase may be made if either (i) following the repurchase such Limited Partner's interests would not be fully redeemed but such Limited Partner would hold less than the minimum investment in the Offering (100 Units) or (ii) such repurchase would impair the capital or operations of the Partnership. In no event will a Limited Partner be permitted to have his Units repurchased prior to termination of the Offering. Units owned by the General Partners or their Affiliates may not be repurchased by the Partnership. Further, in order to prevent the classification of the Partnership as an investment company under the Investment Company Act of 1940 and to prevent the Partnership from being deemed a "publicly traded partnership" under the Code, the opportunity of Limited Partners to have their Units repurchased has been substantially restricted under the Partnership Agreement.

  A Limited Partner wishing to have Units repurchased must mail or deliver a written request to the Partnership, executed by his or its trustee or authorized agent in the case of qualified profit sharing, pension and other retirement trusts, indicating his or its desire to have such Units repurchased. Such requests will be considered by the General Partners in the order in which they are received. Except for the fact that the Repurchase Reserve will not be established, if at all, until at least one year after the termination of the Offering, Limited Partners are not required to hold Units for any specified period of time prior to making such a redemption request.

  In the event that the General Partners decide to honor a request, they will notify the requesting Limited Partner in writing of such fact, of the purchase price for the repurchased Units and of the effective date of the repurchase transaction (which will be not less than 60 nor more than 75 calendar days following the receipt of the written request by the Partnership) and will forward to such Limited Partner the documents necessary to effect such repurchase transaction. The purchase price per Unit will be equal to 85% of the fair market value of the Units until three years from the effective date of the Registration Statement and 90% of the fair market value of the Units thereafter. Fair market value shall be determined by the General Partners based upon an estimate of the amount the Limited Partners would receive if the Partnership's real estate investments were sold for their estimated value and if such proceeds were distributed in a liquidation of the Partnership. For the first three full fiscal years following the year in which the Offering of Units terminates, the fair market value of the Units will be deemed to be their initial purchase price of $10.00. Thereafter, the fair market value will be based on annual appraisals of Partnership Properties performed by the General Partners and not by an independent appraiser. However, the General Partners will obtain an opinion of an independent third party annually that their estimate of the fair market value of each Unit for such year is reasonable and was prepared in accordance with appropriate methods for valuing real estate. Fully executed documents must be returned to the Partnership at least 30 days prior to the effective date. The Partnership will, as soon as possible following return of such documents from the Limited Partner, repurchase the Units of the Limited Partner, provided, that if insufficient amounts are then available in the Repurchase Reserve to repurchase all of such Units, only a portion of such Units will be repurchased; and provided further, that the Partnership may not repurchase less than all of the Units of such Limited Partner if as a result thereof the Limited Partner would own less than the minimum investment in the Offering (100 Units). Units repurchased by the Partnership will be canceled. In the event that insufficient funds are available in the Repurchase Reserve to repurchase all of such Units, the Limited Partner will be deemed to have priority for subsequent Partnership repurchases over other Limited Partners who subsequently request repurchases.

  In addition to the other restrictions described herein, the Partnership Agreement provides that (i) repurchases out of the Repurchase Reserve may not exceed in the aggregate more than 2% of total Gross Offering Proceeds throughout the life of the Partnership excluding repurchases of Units relating to the death or legal incapacity of the owner or a substantial reduction in the owner's net worth or income (defined to mean an involuntary loss of not less than 50% in income or net worth during the year in which such repurchase occurs), and (ii) not more than 2% of the outstanding Units may be purchased in any year, provided in each case that the Partnership has sufficient cash to make the purchase and that the purchase will not be in violation of any other applicable legal requirements. (Section 8.11(k).) Due to the various restrictions and limitations relating to the potential establishment of a Repurchase Reserve by the Partnership, in considering an investment in the Partnership,

                                                            Exhibit 3 - Form 8-A
prospective investors should not assume that they will be able to resell their Units to the Partnership. (See "RISK FACTORS.") In addition, prospective investors should consider that a resale of their Units to the Partnership may result in adverse tax consequences to the Limited Partner. (See "FEDERAL INCOME TAX CONSEQUENCES--Sales of Limited Partnership Units.")

DISTRIBUTION REINVESTMENT PLAN

  It is anticipated that a Distribution Reinvestment Plan (the "Distribution Reinvestment Plan") will be available which will be designed to enable Limited Partners holding Class A Status Units to have their distributions of Net Cash From Operations from the Partnership invested in additional Units of the Partnership during the Offering or in units issued by subsequent limited partnerships sponsored by the General Partners or their Affiliates which have substantially identical investment objectives as the Partnership. (Section 8.15.) In addition, in the event the Distribution Reinvestment Plan is effected, it is anticipated that Limited Partners in Wells Fund III and Limited Partners holding Class A Units (or Class A Status Units) in Wells Fund IV, Wells Fund V, Wells Fund VI, Wells Fund VII, Wells Fund VIII and Wells Fund IX will have the opportunity to have their distributions of Net Cash From Operations from Wells Fund III, Wells Fund IV, Wells Fund V, Wells Fund VI, Wells Fund VII, Wells Fund VIII and Wells Fund IX invested in Units in the Partnership during the Offering period. Units issued by Wells Real Estate Fund X, L.P. pursuant to the Distribution Reinvestment Plan will be available only until the termination of its Offering, and Units issued by Wells Real Estate Fund XI, L.P. pursuant to the Distribution Reinvestment Plan will be available only until the expiration of its Offering. The General Partners in their discretion may elect not to provide a Distribution Reinvestment Plan or to terminate any existing Distribution Reinvestment Plan. Limited Partners will not be eligible to participate in the Distribution Reinvestment Plan with respect to Class B Status Units since no distributions of Net Cash From Operations are payable with respect to Class B Status Units. Limited Partners who acquire their Units outside the Offering (i.e., transferees of Units) may not participate in the Distribution Reinvestment Plan with respect to Units in the Partnership in which they are Limited Partners, but may have their distributions from the Partnership invested in Units of a subsequent limited partnership sponsored by the General Partners or their Affiliates if such a distribution reinvestment plan is made available by the General Partners in their discretion.

  Limited Partners participating in the Distribution Reinvestment Plan may purchase fractional Units and shall not be subject to minimum investment requirements, although the General Partners may, at their option, impose certain minimum investment requirements and other restrictions with respect to purchases of Units pursuant to the Distribution Reinvestment Plan. Limited Partners electing to participate in the Distribution Reinvestment Plan will receive with each confirmation a notice advising such Limited Partner that he is entitled to change his election with respect to subsequent distributions by returning a notice to the Partnership. If sufficient Units are not available for purchase pursuant to the Distribution Reinvestment Plan, the Partnership will remit all excess distributions of Net Cash From Operations to the participants.

  Net Cash From Operations may only be reinvested in units issued by subsequent limited partnerships sponsored by the General Partners or their Affiliates if: (i) prior to the time of such reinvestment, the Limited Partner has received the final prospectus (and any supplements thereto) offering interests in the subsequent limited partnership and such prospectus allows investment pursuant to a distribution reinvestment plan; (ii) a registration statement covering the interests in the subsequent limited partnership has been declared effective under the Securities Act of 1933; (iii) the offer and sale of such interests is qualified for sale under the applicable state securities laws;
(iv) the participant executes the subscription agreement included with the prospectus for the subsequent limited partnership; (v) the participant qualifies under applicable investor suitability standards as contained in the prospectus for the subsequent limited partnership; and (vi) the subsequent limited partnership has substantially identical investment objectives as the Partnership.

  EACH LIMITED PARTNER ELECTING TO PARTICIPATE IN THE DISTRIBUTION REINVESTMENT PLAN AGREES THAT IF AT ANY TIME HE FAILS TO MEET THE APPLICABLE REAL

                                                            Exhibit 3 - Form 8-A

ESTATE LIMITED PARTNERSHIP INVESTOR SUITABILITY STANDARDS OR CANNOT MAKE THE OTHER INVESTOR REPRESENTATIONS OR WARRANTIES SET FORTH IN THE THEN CURRENT REAL ESTATE LIMITED PARTNERSHIP PROSPECTUS, THE SUBSCRIPTION AGREEMENT OR PARTNERSHIP AGREEMENT RELATING THERETO, HE WILL PROMPTLY NOTIFY THE GENERAL PARTNERS IN WRITING.

  Subscribers should note that affirmative action must be taken to change or withdraw from participation in the Distribution Reinvestment Plan. Change in or withdrawal from participation in the Distribution Reinvestment Plan shall be effective only with respect to distributions made more than 30 days following receipt by the General Partners of written notice of such change or withdrawal. In the event a Limited Partner transfers his Units, such transfer shall terminate the Limited Partner's participation in the Distribution Reinvestment Plan as of the first day of the quarter in which such transfer is effective.

  Selling Commissions not to exceed 8% and dealer management fees not to exceed 2% may be paid by the Partnership with respect to Units purchased pursuant to the Distribution Reinvestment Plan. Payment of selling commissions may be subject to certain minimum levels of additional investment. Each holder of Units is permitted to identify, change or eliminate the name of his account executive at a participating dealer. Identification of such account executive may be retained, changed or eliminated for subsequent distributions. In the event that no account executive is identified at any time during the Offering, or in the event that the account executive is not employed by a broker-dealer having a valid selling agreement with the Dealer Manager, no selling commission will be paid with respect to distributions which are then being reinvested, and the Partnership will retain for additional investments in real estate any amounts otherwise payable as selling commissions. All holders of Units, based on the number of Units owned by each of them, will receive the benefit of savings realized by the Partnership from investors who do not identify account executives. Accordingly, the economic benefit to investors who do not identify account executives will be diluted and shared with all holders, including those for whose contributions the Partnership has paid selling commissions.

  Unless the General Partners are otherwise notified in writing, Units issued pursuant to the Distribution Reinvestment Plan will initially be treated as Class A Status Units. Units purchased pursuant to the Distribution Reinvestment Plan will entitle participants to the same rights and to be treated in the same manner as Units issued pursuant to the Offering.

  Following the reinvestment, each participant will be sent a statement and accounting showing the distributions received, the number and price of Units purchased, and the total amount of Units acquired under the Distribution Reinvestment Plan. Taxable participants will incur tax liability for Partnership income allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions held in their account under the Distribution Reinvestment Plan. (See "RISK FACTORS-- Federal Income Tax Risks--Risk of Taxable Income Without Cash Distributions.")

  The Partnership reserves the right to amend any aspect of the Distribution Reinvestment Plan effective with respect to any distribution paid subsequent to the notice, provided that the notice is sent to participants in the Distribution Reinvestment Plan at least ten days before the record date for a distribution. The Partnership also reserves the right to terminate the Distribution Reinvestment Plan for any reason at any time, by sending written notice of termination to all participants.

  Nothing contained herein shall be construed as obligating the General Partners or their Affiliates to continue to offer units in subsequent real estate limited partnerships or to include a distribution reinvestment plan as part of the offering of such partnerships or to permit reinvestment of distributions therein.

                                                            Exhibit 3 - Form 8-A

PROXY TO LIQUIDATE

  At any time commencing eight years after the termination of the Offering, if the General Partners receive written requests from Limited Partners holding 10% or more of the outstanding Units directing that the General Partners formally proxy the Limited Partners to determine whether the assets of the Partnership should be liquidated (the "Proxy to Liquidate"), the General Partners will send a Proxy to Liquidate to each Limited Partner. The General Partners shall not be required to send Proxies to Liquidate to the Limited Partners more frequently than once during every two year period. If the Proxy to Liquidate results in Limited Partners owing more than 50% of the Units (without regard to Units owned or otherwise controlled by the General Partners) voting in favor of a liquidation of the Partnership, the assets of the Partnership will be fully liquidated within 30 months from the close of the 45-day deadline applicable to the Proxy to Liquidate. (Section 20.2.)

DISSOLUTION AND TERMINATION

  The Partnership is to continue until December 31, 2026, but may be dissolved earlier as provided in the Partnership Agreement or by law. (Article VI.) The Partnership will also be dissolved upon: (a) the decision by holders of more than 50% of the Units to dissolve and terminate the Partnership; (b) the retirement or withdrawal of a General Partner unless within 90 days from the date of such event, (i) the remaining General Partner, if any, elects to continue the business of the Partnership, or (ii) if there is no remaining General Partner, a majority in interest of the Limited Partners elect to continue the business of the Partnership; (c) the removal of a General Partner unless within 90 days from the date of such removal, (i) the remaining General Partner, if any, elects to continue the business of the Partnership, or (ii) if there is no remaining General Partner, a majority in interest of the Limited Partners elect to continue the business of the Partnership; (d) the sale or disposition of all interests in real property and other assets of the Partnership; (e) the effective date of the occurrence of an Event of Withdrawal of the last remaining General Partner unless, within 120 days from such event, a majority in interest of the Limited Partners elect to continue the business of the Partnership; or (f) the happening of any other event causing the dissolution of the Partnership under the laws of Georgia. (Section 20.1.) However, the retirement or withdrawal of a General Partner will not dissolve the Partnership if any remaining General Partner or General Partners, within 90 days of the date of such event, elect to continue the business of the Partnership, or in the event that there is no remaining General Partner within 120 days, a majority in interest of the Limited Partners elect to continue the business of the Partnership and elect a successor General Partner or General Partners. (Section 20.3.)

  In addition to the foregoing events, the General Partners may also terminate the Offering, compel a termination and dissolution of the Partnership, or restructure the Partnership's affairs, upon notice to all Limited Partners but without the consent of any Limited Partner, if upon the advice of counsel to the Partnership, either (a) the Partnership's assets constitute "Plan Assets," as such term is defined for purposes of ERISA, or (b) any of the transactions contemplated in the Partnership Agreement constitute "prohibited transactions" under ERISA.

  In the event the Partnership is dissolved, the assets of the Partnership shall be converted to cash. The General Partners shall be given a reasonable amount of time to collect any notes receivable with respect to the sale of Partnership assets and to collect any other outstanding debts. All cash on hand shall be distributed first to creditors to satisfy debts and liabilities of the Partnership other than loans or advances made by Partners to the Partnership, including the establishment of reserves deemed reasonably necessary to satisfy contingent or unforeseen liabilities or obligations of the Partnership. Any remaining cash will then be used to repay loans or advances made by any of the Partners to the Partnership and to pay any fees due the General Partners. The balance, if any, shall be distributed among the Partners in accordance with the positive balance in their Capital Accounts as of the date of distribution. Upon completion of the foregoing distributions, the Partnership shall be terminated. (Section 9.3.)


                         DISTRIBUTIONS AND ALLOCATIONS

DISTRIBUTIONS OF NET CASH FROM OPERATIONS

                                                            Exhibit 3 - Form 8-A

  Net Cash From Operations (defined in the Partnership Agreement to mean generally the Partnership's cash flow from operations, after payment of all operating expenses and adjustments for reserves), if any, will be distributed in each year as follows and in the following priority:

  First, to Limited Partners holding Class A Status Units on a per Unit basis until they have received a 10% annual return on their Net Capital Contributions (defined in the Partnership Agreement to mean generally the amount of cash contributed to the Partnership reduced by prior distributions of net proceeds from any sale or exchange of Partnership Properties);

  Then, to the General Partners until they have received an amount equal to 10% of the total amount thus far distributed; and

  Then, 90% to Limited Partners holding Class A Status Units and 10% to the General Partners.

  Notwithstanding the foregoing, Limited Partners holding Class A Status Units who have purchased Units pursuant to the Deferred Commission Option shall for a period of seven years after termination of the Offering have deducted and withheld from distributions of Net Cash From Operations otherwise payable to such Limited Partners an annual amount equal to $0.10 per Unit purchased pursuant to the Deferred Commission Option, which amounts shall instead be used by the Partnership to pay deferred commissions due with respect to such Units. (See "PLAN OF DISTRIBUTION.")

  No distributions of Net Cash From Operations shall be made out of Capital Contributions, and no Net Cash From Operations will be distributed with respect to Class B Status Units.

  The Partnership Agreement prohibits the General Partners from making any distributions of Net Cash From Operations out of Capital Contributions. Distributions of Net Cash From Operations will be allocated among the Limited Partners on a daily basis based on the ratio which the number of Units owned by each Limited Partner as of the last day of the preceding quarter bears to the total number of Units outstanding. A transferee of Units will be deemed the owner of such Units as of the first day of the quarter following the quarter during which the transfer occurred and, therefore, will not participate in distributions made with respect to the quarter in which such transfer occurs.
It is anticipated that distributions of Net Cash From Operations will be made on a quarterly basis, unless Limited Partners elect to receive distributions on a monthly basis. (See "Monthly Distributions" below.)

DISTRIBUTION OF NET SALE PROCEEDS

  Nonliquidating Net Sale Proceeds (defined in the Partnership Agreement to mean generally the net proceeds from any sale or exchange of Partnership Properties) will be distributed generally as follows and in the following priority:

  (i) First, to Limited Partners holding Units which have at any time been treated as Class B Status Units on a per Unit basis until each such Limited Partner has received an amount which, when added to any Net Cash From Operations previously distributed to such Limited Partner, will equal the amount of Net Cash From Operations previously paid or deemed paid to Limited Partners holding Units which at all times have been treated as Class A Status Units;

  (ii) Then, to the Limited Partners on a per Unit basis until each Limited Partner has received or has been deemed to have received an amount equal to his Net Capital Contribution;

  (iii) Then, to the Limited Partners on a per Unit basis until each Limited Partner has received or has been deemed to have received aggregate distributions equal to a 10% per annum cumulative (noncompounded) return on his Net Capital Contribution;

                                                            Exhibit 3 - Form 8-A

  (iv) Then, to Limited Partners on a per Unit basis until each Limited
Partner has received or has been deemed to have received aggregate distributions equal to his Preferential Limited Partner Return (defined as the sum of (a) a 10% per annum cumulative return on his Net Capital Contribution with respect to such Unit for all periods during which such Unit was treated as a Class A Status Unit, and (b) a 15% per annum cumulative return on his Net Capital Contribution with respect to such Unit for all periods during which such Unit was treated as a Class B Status Unit);

  (v) Then, to the General Partners until they have received an amount equal to their Capital Contributions;

  (vi) Then, if and only in the event that Limited Partners have received any Excess Limited Partner Distributions, to the General Partners until they have received an amount equal to 20% of the sum of any such Excess Limited Partner Distributions plus the amount distributed to the General Partners pursuant to this provision; and

  (vii) Then, 80% to the Limited Partners on a per Unit basis and 20% to the General Partners; provided, however, that in no event will the General Partners receive in the aggregate in excess of the NASAA Guidelines Resale Proceeds Maximum Amount. It is the intent of the foregoing limitation that the General Partners receive no more of the net proceeds from the sale or financing of Partnership Properties than is allowed pursuant to applicable provisions of the NASAA Guidelines. Any such excess amounts otherwise distributable to the General Partners will instead be reallocated and distributed to the Limited Partners on a per Unit basis.

  Potential investors should be aware that their share of distributions of Sale Proceeds may be less than their Net Capital Contributions unless the Partnership's aggregate Sale Proceeds are sufficient to fund the sum of (i) the required payments to each Limited Partner holding Units which have been treated as Class B Status Units in an amount which, when added to any Net Cash From Operations previously distributed to such Limited Partner, will equal the amount of Net Cash From Operations previously paid to Limited Partners holding Units which at all times were treated as Class A Status Units, plus (ii) the amount required to repay aggregate Net Capital Contributions to all Limited Partners.

  Notwithstanding the foregoing, in the event the Partnership sells any Partnership Property at a net sale price which is less than the purchase price originally paid for such property, prior to the foregoing distribution of Nonliquidating Net Sale Proceeds, Limited Partners holding Class A Status Units shall first receive distributions of Nonliquidating Net Sale Proceeds in an amount equal to the following: the excess of the original purchase price of the Partnership Property sold over the sale price of such Partnership Property, but not greater than the amount of special allocations of deductions for depreciation, amortization and cost recovery with respect to such Partnership Property previously made to Limited Partners holding Class B Status Units. The General Partners have included the foregoing provision in the Partnership Agreement for distributions of Nonliquidating Net Sale Proceeds in favor of Limited Partners holding Class A Status Units in order to ensure that Limited Partners holding Class B Status Units will bear the actual economic risk of loss in the event a Partnership Property is sold at a loss, in order to support the special allocation of depreciation, amortization and cost recovery deductions to such Limited Partners.

LIQUIDATING DISTRIBUTIONS

  Liquidating Distributions (defined in the Partnership Agreement to mean generally the distribution of the net proceeds from a dissolution and termination of the Partnership or from the sale of substantially all of the last remaining assets of the Partnership) will be distributed among the General Partners and the Limited Partners in accordance with each such Partner's positive Capital Account balance, after the allocation of Gain on Sale and other appropriate Capital Account adjustments.

                                                            Exhibit 3 - Form 8-A

RETURN OF UNUSED CAPITAL CONTRIBUTIONS

  Funds not expended, committed or reserved for working capital purposes by the later of the second anniversary of the effective date of the Registration Statement or one year after the termination of the Offering will be returned to Limited Partners, without reduction for Front-End Fees or Selling Commissions relating to such uncommitted funds and without interest thereon. For purposes of the foregoing, funds will be deemed to have been committed and will not be returned to the extent that such funds would be required to complete the acquisition of Partnership Properties with respect to which contracts, agreements in principle or letters of understanding have been executed, regardless of whether such property is actually acquired. Any funds reserved in order to make contingent payments in connection with the acquisition of any Partnership Property will be treated as committed whether or not any such payments are actually made.

PARTNERSHIP ALLOCATIONS

  Since the Partnership does not intend to borrow funds, no Partner's Capital Account will be allocated items that will cause the Capital Account to have a deficit balance. This means that, although holders of Class B Status Units may receive allocations of certain deductions over the life of the Partnership equal to their Capital Contributions, they cannot be allocated additional deductions.

  NET LOSS. Net Loss (defined in the Partnership Agreement to mean generally the net losses of the Partnership for federal income tax purposes, but excluding deductions for depreciation, amortization and cost recovery, which will be allocated separately as set forth below) for each fiscal year shall be allocated as follows:

  (i) 99% to Limited Partners holding Class B Status Units and 1% to the General Partners until the Capital Accounts of all such Partners have been reduced to zero;

  (ii) Then, to any Partner having a positive balance in his Capital Account in an amount not to exceed such positive balance as of the last day of the fiscal year; and

  (iii) Then, 100% to the General Partners.

  Notwithstanding the foregoing, in any fiscal year with respect to which the Partnership incurs an aggregate Net Loss, interest income of the Partnership shall be specially allocated to Limited Partners holding Class A Status Units and the Net Loss of the Partnership for such fiscal year shall be determined without regard to such interest income.

  All deductions for depreciation, amortization and cost recovery for each fiscal year shall be allocated as follows:

  (i) 99% to Limited Partners holding Class B Status Units and 1% to the General Partners until the Capital Accounts of all such Partners have been reduced to zero;

  (ii) Then, to any Partner having a positive balance in his Capital Account in an amount not to exceed such positive balance as of the last day of the fiscal year; and

  (iii) Then, 100% to the General Partners.

                                                            Exhibit 3 - Form 8-A

  NET INCOME. Net Income (defined in the Partnership Agreement to mean generally the net income of the Partnership for federal income tax purposes, including any income exempt from tax, but excluding all deductions for depreciation, amortization and cost recovery and Gain on Sale) for each fiscal year shall be allocated as follows:

  (i) To Limited Partners holding Class A Status Units and to the General Partners in the same proportion as and to the extent that Net Cash From Operations is distributed or deemed distributed; and

  (ii) To the extent Net Income exceeds Net Cash From Operations with respect to such fiscal year, such excess Net Income shall be allocated 99% to Limited Partners holding Class A Status Units and 1% to the General Partners.

  GAIN ON SALE. Gain on Sale (defined in the Partnership Agreement to mean generally the taxable income or gain from the sale or exchange of Partnership Properties) for each fiscal year shall be allocated as follows:

  (i) First, pursuant to the qualified income offset provision described below;

  (ii) Then, to Partners having negative Capital Accounts until all negative Capital Accounts have been restored to zero;

  (iii) Then, to Limited Partners holding Units which at any time have been treated as Class B Status Units, in amounts equal to the deductions for depreciation, amortization and cost recovery previously allocated to them with respect to the specific Partnership Property, the sale or other disposition of which resulted in Gain on Sale being allocated, but not in excess of the amount of Gain on Sale recognized by the Partnership pursuant to the sale or other disposition of said Partnership Property;

  (iv) Then, to the Limited Partners in amounts equal to the deductions for depreciation, amortization and cost recovery previously allocated to said Limited Partners with respect to the specific Partnership Property, the sale or other disposition of which resulted in Gain on Sale being allocated;

  (v) Then, to Limited Partners holding Units which at any time have been treated as Class B Status Units on a per Unit basis until each such Limited Partner has received an amount which, when added to any Net Cash From Operations previously distributed to such Limited Partner, will equal the amount of Net Cash From Operations previously paid to Limited Partners holding Units which at all times have been treated as Class A Status Units;

  (vi) Then, to Limited Partners on a per Unit basis in amounts equal to the excess of each Limited Partner's Net Capital Contribution over all prior distributions to such Limited Partner of net proceeds from the sale of Partnership Properties;

  (vii) Then, to the Limited Partners on a per Unit basis until each Limited Partner has been allocated an amount equal to the excess of a 10% cumulative (noncompounded) return on his Net Capital Contribution over prior distributions to such Limited Partner of Net Cash From Operations;

  (viii) Then, to the Limited Partners on a per Unit basis until each Limited Partner has been allocated an aggregate amount equal to the excess of his Preferential Limited Partner Return over prior distributions to such Limited Partner of Net Cash From Operations;

  (ix) Then, to the General Partners in an amount equal to their Capital Contributions;

  (x) Then if and only to the extent that Limited Partners have received any Excess Limited Partner Distributions, to the General Partners until the General Partners have been allocated Gain on Sale equal to 20% of

                                                            Exhibit 3 - Form 8-A
the sum of any such Excess Limited Partner Distributions plus any Gain on Sale allocated to the General Partners pursuant to this provision; and

  (xi) Then, 80% to the Limited Partners and 20% to the General Partners; provided, however, that in no event will the General Partners be allocated Gain on Sale which would result in distributions to the General Partners in excess of the NASAA Guidelines Resale Proceeds Maximum Amount. Any such excess allocations of Gain on Sale will instead be reallocated to the Limited Partners on a per Unit basis.

  The Partnership Agreement contains a "qualified income offset" provision which provides that in the event that any Partner receives an adjustment, allocation or distribution of certain items which causes a deficit or negative balance in such Partner's Capital Account, such Partner will be allocated items of income or gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit balance as quickly as possible. The intent of the foregoing provision is to prohibit allocations of losses or distributions of cash to a Limited Partner which would cause his Capital Account to become negative (which would occur in the event that the aggregate amount of losses allocated and cash distributed to such Limited Partner exceeded the sum of his Capital Contributions plus any income allocated to him) or, in the event such allocation or distribution did cause his Capital Account to become negative, such Limited Partner would be allocated income or gain in an amount necessary to bring his Capital Account back to zero. (See "FEDERAL INCOME TAX CONSEQUENCES-- Allocations of Profit and Loss.")

  THE QUALIFIED INCOME OFFSET PROVISION MAY RESULT IN INCOME BEING SPECIALLY ALLOCATED TO LIMITED PARTNERS EVEN IN A FISCAL YEAR WHEN THE PARTNERSHIP HAS A NET LOSS FROM OPERATIONS OR FROM THE SALE OF PROPERTY.

  Income, losses and distributions of cash relating to Units which are acquired directly from the Partnership during the Offering will be allocated among the Limited Partners on a pro rata basis based on the number of days such Units have been owned by such Limited Partner.

MONTHLY DISTRIBUTIONS

  Limited Partners holding Class A Status Units may, at their option, elect to receive distributions of Net Cash From Operations, if any, on a monthly basis. This program is called the Monthly Distribution Option (the "MDO"). It should be understood, however, that Limited Partners electing the MDO will in all likelihood receive lower distributions per Unit, on an annual basis, than Limited Partners receiving their distributions on a quarterly basis due to the fact that income received by the Partnership during the early portion of a quarter will be invested and will earn interest until distribution shortly after the end of the quarter. This compounding effect will be available to Limited Partners selecting the MDO to a lesser degree due to the greater frequency of their distributions.

  Limited Partners holding Class A Status Units who elect the MDO will begin receiving their distributions on a monthly basis with respect to the calendar quarter following the calendar quarter in which the General Partners receive the Limited Partner's written election along with a check for the MDO fee, described below. Monthly distributions will be paid to the Limited Partner during the month following the month to which the distribution is attributable. For example, if a Limited Partner elects the MDO during the first calendar quarter of a year, his election is effective at the beginning of the second calendar quarter (i.e., April 1). Accordingly, the Limited Partner would receive a distribution, if at all, for the first calendar quarter of the year, and beginning in April, the Limited Partner electing the MDO would receive monthly distributions for the remainder of the year, with the first monthly distribution being paid during the month of May.

  There is an annual fee of $20 per Limited Partner electing the MDO. This annual fee is designed to cover additional administrative expenses, postage and handling costs associated with more frequent distributions and will

                                                            Exhibit 3 - Form 8-A
in no event result in any additional compensation to the General Partners or their Affiliates. In the event the actual administrative expenses, postage and handling costs are less than $20 per Limited Partner per year, which is not anticipated, any such savings will be reimbursed to Limited Partners electing the MDO. The first fee payment is due at the time of the initial election, and each subsequent fee payment is due by each December 31. Each Limited Partner electing the MDO will receive a bill for the annual fee in conjunction with his November distribution. Limited Partners may elect to have the Partnership deduct subsequent annual MDO fees from the distributions.

  A Limited Partner holding Class A Status Units may withdraw from the MDO by either notifying the General Partners in writing or by simply failing to pay the annual fee on a timely basis. A Limited Partner will then begin to receive his distributions on a quarterly basis at the beginning of the following calendar year. If payment is not received by the due date, then the MDO with respect to that Limited Partner is canceled. To reinstate the MDO, the Limited Partner may make his $20 payment, and the MDO will again be effective at the beginning of the calendar quarter following the calendar quarter in which payment is made. A Limited Partner holding Class A Status Units may elect the MDO by sending a completed MDO form to the Partnership (which form may be obtained by calling or writing the Partnership).


                             REPORTS TO INVESTORS

  Within 75 days after the end of each fiscal year of the Partnership, the General Partners will deliver to each Limited Partner and any assignee such information as is necessary for the preparation of his federal income tax return and state income or other tax returns with regard to jurisdictions in which Partnership Properties are located. Within 120 days after the end of the Partnership's fiscal year, the General Partners will deliver to each Limited Partner and any assignee an annual report which includes financial statements of the Partnership, audited by independent certified public accountants and prepared in accordance with generally accepted accounting principles. Such financial statements will include a profit and loss statement, a balance sheet of the Partnership, a cash flow statement and a statement of changes in Partners' capital. The notes to the annual financial statements will contain a detailed reconciliation of the Partnership's net income for financial reporting purposes to net income for tax purposes for the periods covered by the report. The annual report for each year will report on the Partnership's activities for that year, identify the source of Partnership distributions, set forth the compensation paid to the General Partners and their Affiliates and a statement of the services performed in consideration therefor, provide a category-by-category breakdown of the general and administrative expenses incurred, including a breakdown of all costs reimbursed to the General Partners and their Affiliates in accordance with Section 11.4(b) of the Partnership Agreement, and contain such other information as is deemed reasonably necessary by the General Partners to advise the Limited Partners of the affairs of the Partnership.

  For as long as the Partnership is required to file quarterly reports on Form 10-Q with the Securities and Exchange Commission, financial information substantially similar to the financial informed contained in each such report shall be sent to the Limited Partners within 60 days after the end of such quarter. Whether or not such reports are required to be filed, each Limited Partner will be furnished, within 60 days after the end of each of the first three quarters of the Partnership's fiscal year, an unaudited financial report for that period including a profit and loss statement, a balance sheet and a cash flow statement. The foregoing reports for any period in which fees are paid to the General Partners or their Affiliates for services shall set forth the fees paid and the services rendered. In addition, until all of the net proceeds from the Offering are expended or committed (or used to establish a working capital reserve) or returned to the Partners, each Limited Partner shall be furnished, at least quarterly within 60 days after the end of each quarter during which the Partnership has acquired real property, an acquisition report describing the properties acquired since the prior special report and including a description of locations and of the market upon which the General Partners are relying in projecting successful operation of the properties. The acquisition report shall include a description of the present or proposed use of the property and its suitability or adequacy for such use and the terms of any material lease affecting the property, a statement of the appraised value, purchase price, terms of purchase, all costs related to the acquisition, and an estimate of all proposed subsequent

                                                            Exhibit 3 - Form 8-A
                                      90